Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-136980 and 333-158633), and in the Registration Statements on Form S-8 (Nos. 333-105621, 333-134767 and 333-153019) of Vista Gold Corp. (the “Company”) of our report dated March 12, 2010, relating to the consolidated financial statements as at December 31, 2009 and 2008 and for the three years ended December 31, 2009 and the effectiveness of internal control over financial reporting of the Company included in this Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, BC, Canada

March 12, 2010